Exhibit 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Announces Closing of $240 Million Sale
of Patient Monitoring Business to Mindray Medical International Ltd.
Montvale, NJ, May 14, 2008 . . . Datascope Corp. (NASDAQ: DSCP) said today that it has closed the previously announced sale of its Patient Monitoring division to a subsidiary of Mindray Medical International Ltd. The transaction has a pre-tax value to Datascope of approximately $240 million. Datascope today received $209 million in cash from Mindray and Datascope retained approximately $31 million in patient monitoring accounts receivable, which Datascope expects to collect in the ordinary course of business. Datascope estimates that upon the collection of those receivables, the net after-tax proceeds of the transaction will equal approximately $185 million.
Datascope previously stated that it intends to distribute the proceeds of this transaction to its shareholders either in a special dividend, a repurchase of stock or a combination of the two. Datascope anticipates announcing the decision of its Board in this regard prior to the end of its fiscal year.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified cardiovascular device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology, cardiovascular and vascular surgery, and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.